Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Secures $25 Million Committed Equity Financing Facility
with Azimuth Opportunity, Ltd.
Mountain View, California — May 26, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has obtained a committed equity financing facility under which it may sell up to $25 million of its registered common stock to Azimuth Opportunity, Ltd. over a 24-month period. Alexza is not obligated to utilize any of the $25 million facility and remains free to enter into and consummate other equity and debt financing transactions. This facility replaces a similar facility that was established in March 2008 and expired after its 24-month term.
“This flexible financing facility is an important component of our portfolio of financing options, giving us the potential ability to raise capital quickly, at a competitive cost, and it may allow us to manage dilution more effectively by issuing shares in multiple tranches at times of our choosing over the next 24 months,” said August J. Moretti, Senior Vice President and Chief Financial Officer of Alexza. “We believe these advantages could benefit Alexza and our stockholders as we continue to transition from the development stage to commercialization.”
“This is an exciting time for Alexza. As our October 11, 2010 PDUFA goal date approaches, we continue to scale-up our commercial manufacturing, and we are working with Biovail for the expected launch of our lead program AZ-004 (Staccato® loxapine) in Q1 2011,” said Thomas B. King, President and CEO of Alexza.
Alexza will determine, at its sole discretion, the timing, the dollar amount and the floor price per share of each draw under this facility, subject to certain conditions. When and if Alexza elects to use the facility, Alexza will issue shares to Azimuth at a small discount to the volume weighted average price of Alexza’s common stock over a preceding period of trading days. Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on May 20, 2010.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program and is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application submission in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com